Exhibit 15
To the Shareholders and Board of Directors of
Crawford & Company:
We are aware of the incorporation by reference in the previously filed Registration Statement File Nos. 333-02051, 333-24425, 333-24427, 333-43740, 333-87465, 333-87467, 333-125557, 333-140310, and 333-142569 of Crawford & Company of our report dated May 9, 2007 relating to the unaudited condensed consolidated interim financial statements of Crawford & Company that are included in its Form 10-Q for the quarter ended March 31, 2007.
/s/ Ernst & Young LLP
Atlanta, Georgia
May 9, 2007